Exhibit 99.1

Contacts:

Jeff Lambert or Tim Hanson

Lambert, Edwards & Associates, Inc.

616-233-0500 / avso@lambert-edwards.com

Avatech Solutions

Announces First Quarter 2005 Results

Solid Results Driven by a 27.8 Percent Improvement in Product Sales

Owings Mills, MD, Nov. 16, 2004—Avatech Solutions, Inc. (OTCBB: AVSO) today announced results for the first quarter of 2005, highlighted by continued improvement in product sales and significant new investments in the Company’s future growth.

Avatech, the recognized leader in design and engineering technology for the manufacturing, building design and engineering markets, reported revenues for the first quarter of 2005 of $6.7 million, a 15.1 percent increase compared to revenues of $5.8 million for the same period last year. During the first quarter, deferred revenue climbed 6.9 percent to $1.0 million, primarily related to an increase in sales of its Product Lifecycle Management (PLM) software and services. Avatech said improvements in the economy, new product releases and increased marketing in its core Design Automation (DA) segment, as well as growth in its emerging PLM and Facilities Management (FM) software solutions, all contributed to the increase.

During the first quarter of 2005, Avatech reported a net loss of $813,448, or $0.09 per basic share, compared to a net loss of $503,476, or $0.06 per basic share, for the first quarter of 2004. The Company said the net loss was higher than expected due to augmentations of its sales and technical workforce, employee sales and technical training, infrastructure investments, and the deferral of more revenue than expected based on accounting rules imposed on the company. Due to the increased investment in employee training, SG&A (selling, general and administrative) costs as a percentage of sales increased to 48.5 percent during the first quarter of 2005, compared to 42.7 percent for the same period last year.

“We posted solid results for the first quarter of 2005 and are pleased with our 15.1 percent increase in revenues,” said Scotty Walsh, CEO of Avatech Solutions. “During the last two years, we’ve been focused on turning the Company around. With our top line trending upward, we are turning our attention to making significant investments for long-term growth and profitability.

“Typically, we experience a seasonal slowdown during the first quarter. However, we successfully drove sales upward this year, thanks to an improving economy and new product releases,” said Walsh.

10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com

Avatech Solutions

First Quarter 2005 Results

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Highlights

•	Revenues for the quarter rose 15.1 percent to $6.7 million. The increase included a 27.8 percent increase in product sales and a 9.4 percent increase in commission revenues, partially offset by a 11.7 percent decline in service revenue.

•	Key customer additions during the quarter included:

•	American Science and Engineering, a leading developer and manufacturer of state-of-the-art X-ray inspection systems for Homeland Security and other critical defense applications, chose SMARTEAM as its enterprise product lifecycle management solution and Avatech as its system integrator.

•	EMCO, a leading manufacturer of storm and screen doors, chose Avatech as its design automation systems integrator.

The Company also announced the resignation of Beth O. MacLaughlin as Vice President of Finance and interim CFO. The Company has appointed Catherine Dodson, its Controller, as Vice President and interim CFO. Previously, Dodson was an audit supervisor with Walpert & Wolpoff, LLP, a leading regional accounting firm, and with American Express Tax and Business Services. While on staff with Walpert & Wolpoff, Dodson managed audit and consulting engagements for a wide variety of clients, provided regulatory consulting to the Maryland Insurance Administration, and served on the firm’s internal inspection (quality control) committee. Dodson has been involved with the Avatech management team since the fiscal 2000 audit, supervising year-end audits and providing consulting services and special projects for the board of directors. Earlier in her career, Dodson was a part-time accounting instructor at Rutgers University and a research assistant at the Rutgers Accounting Research Center. Dodson is a certified public accountant and earned a bachelor’s degree in accounting at Rutgers University.

Walsh continued: “Our trend lines continue to move in the right direction and we’re making important investments in the Company as we continue our transition from a value-added reseller to a diversified service and solutions provider. We are committed to being the top reseller in the design automation, facilities and asset management and product lifecycle management business units. For 2005, our initial estimates call for five percent operating income on a revenue range of $36 million to $40 million.”

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology solutions with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Maryland, the company specializes in software integration, standards development and deployment, education and technical support. Avatech is one the largest integrators of Autodesk software worldwide and a leading provider of SMARTEAM PLM solutions. The company serves 18,000 clients worldwide including numerous Fortune 500 and Engineering News Record’s Top 100 companies. Please visit www.avatechsolutions.com for more information.

Avatech Solutions

First Quarter 2005 Results

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Avatech Solutions Safe Harbor Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2004 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Vice President of Marketing at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

All brand names, product names, or trademarks belong to their respective holders.

Avatech Solutions

First Quarter 2005 Results

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Avatech Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	Sept. 30, 2004 (unaudited)	June 30, 2004 (audited)
Assets
Current assets:
Cash and cash equivalents	$238,786	$689,995
Accounts receivable, less allowance of $100,000 at June 30, 2004 and $109,000 at September 30, 2004	3,500,764	3,906,724
Other receivables	160,355	366,475
Inventory	307,150	215,321
Prepaid expenses	372,538	398,815
Other current assets	78,571	70,775

Total current assets	4,658,164	5,648,105

Property and equipment:
Computer software and equipment	2,416,867	2,396,593
Office, furniture and equipment	880,943	881,036
Leasehold improvements	224,897	197,245

	3,522,707	3,474,874
Less accumulated depreciation and amortization	2,982,204	2,921,705

	540,503	553,169

Goodwill	52,272	52,272
Other assets	398,654	313,073

Total assets	$5,649,593	$6,566,619

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$4,664,043	$5,257,848
Accrued compensation and related benefits	257,214	347,020
Borrowings under line-of-credit	2,133,115	1,640,180
Note payable to related party	884,586	—
Current portion of long-term debt	1,672,499	92,544
Deferred revenue	1,022,576	956,636
Other current liabilities	386,803	333,106

Total current liabilities	11,020,836	8,627,334

Long-term debt	—	1,606,206
Note payable to related party	—	878,725
Other long-term liabilities	283,446	318,316
Commitments and contingencies	—	—

Minority interest	1,525,000	1,525,000

Stockholders’ deficit:
Series D Convertible Preferred Stock, $0.01 par value; 1,297,537 shares authorized, issued and outstanding at June 30, 2004 and September 30, 2004	12,975	12,975
Common stock, $0.01 par value; 80,000,000 shares authorized; 9,460,380 and 9,596,455 shares issued and outstanding at June 30, 2004 and September 30, 2004, respectively	95,965	94,605
Additional paid-in capital	3,758,935	3,737,574
Accumulated deficit	(11,047,564)	(10,234,116)

Total stockholders’ deficit	(7,179,689)	(6,388,962)

Total liabilities and stockholders’ deficit	$5,649,593	$6,566,619

Avatech Solutions

First Quarter 2005 Results

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Avatech Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Revenues:
Product sales	$4,479,400	$3,504,948
Service revenue	1,304,481	1,476,568
Commission revenue	968,182	884,796

	6,752,063	5,866,312

Cost of revenue:
Cost of product sales	3,119,461	2,481,328
Cost of service revenue	970,162	1,059,698

	4,089,623	3,541,026

Gross margin	2,662,440	2,325,286

Other operating expenses:
Selling, general and administrative	3,277,167	2,502,958
Depreciation and amortization	61,261	67,189

	3,338,428	2,570,147

Operating loss	(675,988)	(244,861)

Other income (expense):
Minority interest	(38,125)	(38,125)
Interest and other income (expense)	12,426	(713)
Interest expense	(103,661)	(66,525)

	(129,360)	(105,363)

Loss from continuing operations before income taxes	(805,348)	(350,224)
Income tax expense	8,100	11,000

Loss from continuing operations	(813,448)	(361,224)

Loss from operations of discontinued operating segments	—	(142,252)

Net loss	$(813,448)	$(503,476)

Loss from continuing operations per share, basic and diluted	$(0.09)	$(0.04)

Loss per common share, basic and diluted	$(0.09)	$(0.06)

Shares used in computation	9,599,659	9,127,160